Exhibit 5




              LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP




                                January 12, 2001

American Italian Pasta Company
4100 N. Mulberry Drive, Suite 200
Kansas City, Missouri  64116

Ladies and Gentlemen:

      We have acted as counsel to American Italian Pasta Company a Delaware corporation (the "Company"), in connection with the registration for resale on Form S-3 under the Securities Act of 1933, as amended, of 686,666 shares of Class A Convertible Common Stock of the Company, $.001 par value per share (the "Class A Common Stock").

      In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that such shares of Class A Common Stock constitute legally issued, fully paid and non-assessable shares of the Company.

      We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                          Very truly yours,




                                          /s/ Blackwell Sanders Peper
                                               Martin LLP

                                          Blackwell Sanders Peper Martin LLP